Jonathan D. Leinwand, P.A.	12955 Biscayne Blvd. Suite 402 North Miami, FL 33181 Tel: (305) 981-4524 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com
September 14, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Astris Energi Inc.
Registration Statement on Form S-8

Gentlemen:

I have been requested by Astris Energi Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the Registration Statement on Form S-8, covering a total of 5,000,000 shares of common stock, which shares are being registered pursuant to the Company’s 2004 Stock Benefit Plan Amended July 26, 2006.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in the registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have further determined that the shares when issued, will be fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this Registration Statement on Form S-8.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,

JONATHAN D. LEINWAND, P.A.

/s/ Jonathan D. Leinwand

By:_________________________________
JONATHAN D. LEINWAND, ESQ.